                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                                   [ X ]
Filed by a Party other than the Registrant                [ ]
Check the appropriate box:                     [ ]        Preliminary Proxy Statement
                                               [ ]        Confidential, for Use of the Commission Only
                                                          (as permitted by Rule 14a-6(e)(2))
                                               [ X ]      Definitive Proxy Statement
                                               [ ]        Definitive Additional Materials
                                               [ ]        Soliciting Material Pursuant to Rule
                                                          14a-11(c) or Rule 14a-12

                          Hollinger International Inc.
              ----------------------------------------------------
                (Name of Registrant as Specified in its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

       [ X ]      No fee required.
       [ ]        Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
                  0-11.
                  1)      Title of each class of securities to which transaction
                          applies:
                          ------------------------------------------------------------
                  2)      Aggregate number of securities to which transaction applies:
                          ------------------------------------------------------------
                  3)      Per unit price or other underlying value of transaction
                          computed pursuant to Exchange Rule 0-11 (Set forth the
                          amount on which the filing fee is calculated and state how it was determined):
                          ------------------------------------------------------------
                  4)      Proposed maximum aggregate value of transaction:
                          ------------------------------------------------------------
                  5)      Total fee paid:
                          ------------------------------------------------------------
       [ ]        Fee paid previously with preliminary materials.
       [ ]        Check box if any part of the fee is offset as provided by Exchange
                  Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by
                  registration statement number, or the Form or Schedule and the date of its filing.
                  1)      Amount Previously Paid:
                          ------------------------------------------------------------
                  2)      Form, Schedule or Registration Statement No.:
                          ------------------------------------------------------------
                  3)      Filing Party:
                          ------------------------------------------------------------
                  4)      Date Filed:
                          ------------------------------------------------------------

                       Hollinger International Inc. Logo

                            401 NORTH WABASH AVENUE
                            CHICAGO, ILLINOIS 60611
               TELEPHONE (312) 321-2299; FACSIMILE (312) 321-0629

                                 MARCH 24, 1998

Dear Stockholder:

     You are invited to attend the Annual Meeting of Stockholders of Hollinger International Inc. (the "Company") to be held on Wednesday, May 6, 1998, at 11:00 a.m., local time, in the Metropolitan Club, One East 60th Street, New York, New York 10022.

     At the meeting you will be asked to elect 16 directors. The Board of Directors will also report on the Company's affairs and a discussion period will be provided for questions and comments. The Board of Directors recommends that you vote in favor of the proposal to elect the nominated directors.

     The Board of Directors appreciates and encourages stockholder participation in the Company's affairs. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, we request that you sign, date and mail the enclosed proxy in the postage paid envelope provided at your earliest convenience.

                                        Very truly yours,

                                        /s/ CONRAD M. BLACK
                                        CONRAD M. BLACK
                                        Chairman of the Board of Directors
                                        and Chief Executive Officer

                       Hollinger International Inc. Logo

                            401 NORTH WABASH AVENUE
                            CHICAGO, ILLINOIS 60611
               TELEPHONE (312) 321-2299; FACSIMILE (312) 321-0629
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 6, 1997
                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Hollinger International Inc. (the "Company") will be held in the Metropolitan Club, One East 60th Street, New York, New York 10022, on Wednesday, May 6, 1998, at 11:00 a.m., local time, for the following purposes:

          1. To elect 16 directors to serve for a one-year term expiring at the 1999 Annual Meeting of Stockholders and until their successors are duly elected and qualified (the "Director Election Proposal").

          2. To transact such further and other business as may properly come before the meeting or any adjournments or postponements thereof.

     Approval of the Director Election Proposal requires the approval of a plurality of the votes cast on the proposal in person or by proxy by the holders of the Class A Common Stock, par value $.01 per share ("Class A Common Stock"), Class B Common Stock, par value $.01 per share ("Class B Common Stock," and together with Class A Common Stock, "Common Stock"), Series B Convertible Preferred Stock, par value $.01 per share ("Series B Preferred Stock"), and Series C Convertible Preferred Stock, par value $.01 per share ("Series C Preferred Stock"), of the Company voting together as a single class. Each share of Class A Common Stock is entitled to one vote per share, each share of Class B Common Stock is entitled to ten votes per share, each half share of Series B Preferred Stock is entitled to 4/5 of a vote per half share and each share of Series C Preferred Stock is entitled to ten votes per share.

     The Board of Directors has fixed the close of business on March 20, 1998 (the "Record Date") as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. A list of stockholders as of the Record Date will be available for inspection by stockholders at the Company's office located at 712 5th Avenue, New York, New York 10019 during ordinary business hours in the ten-day period prior to and including the Annual Meeting.

     As of the Record Date, Hollinger Inc. directly or indirectly owned all of the Series C Preferred Stock, all of the Class B Common Stock and 36,817,799 shares of Class A Common Stock, which represented 79.2% of the outstanding combined voting power of the Common Stock, Series B Preferred Stock and Series C Preferred Stock. Therefore, Hollinger Inc. has sufficient voting power to approve the Director Election Proposal regardless of the vote of any other stockholders.

                                          By Order of the Board of Directors,

                                          LOGO
                                          MARK S. KIPNIS
                                          Vice President-Law and Secretary

March 24, 1998

     If you are unable to attend the meeting in person, you are requested to mark, sign, date and return the enclosed proxy card in the enclosed, addressed, postage paid envelope provided for that purpose.

                       Hollinger International Inc. Logo
                            ------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 6, 1998
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Hollinger International Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held on May 6, 1998 at 11:00 a.m., local time, in the Metropolitan Club, One East 60th Street, New York, New York 10022. This Proxy Statement is being mailed on or about March 24, 1998. Proxies are being solicited from holders of record as of the close of business on March 20, 1998 (the "Record Date") of the outstanding shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), Class B Common Stock, par value $.01 per share ("Class B Common Stock," and together with Class A Common Stock, "Common Stock"), Series B Convertible Preferred Stock, par value $.01 per share ("Series B Preferred Stock"), and Series C Convertible Preferred Stock, par value $.01 per share ("Series C Preferred Stock") of the Company for use at the Annual Meeting and at any adjournments or postponements thereof.

     At the Annual Meeting, stockholders of the Company will be asked to vote upon the following:

          1. To elect 16 directors to serve for a one-year term expiring at the 1999 Annual Meeting of Stockholders and until their successors are duly elected and qualified (the "Director Election Proposal").

          2. To transact such further and other business as may properly come before the meeting or any adjournments or postponements thereof.

     It is expected that the solicitation will be primarily by mail or telephone, but proxies may also be solicited personally by regular employees of the Company. The cost of such solicitation will be borne by the Company. The Company will not pay any compensation for the solicitation of proxies, but upon request will reimburse banks, brokers and other nominees for their reasonable expenses incurred in sending proxy materials to beneficial owners and obtaining their instructions.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
THE COMPANY.................................................      4
THE ANNUAL MEETING..........................................      4
     General................................................      4
     Record Date............................................      4
     Required Votes.........................................      5
     Proxies................................................      5
     Ownership by Hollinger Inc. ...........................      5
MARKET PRICES AND DIVIDEND POLICY...........................      6
PRINCIPAL STOCKHOLDERS......................................      7
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............      9
     Relationship with Hollinger Inc. ......................      9
     Management Services and Business Opportunities.........     12
     Other Transactions.....................................     14
THE DIRECTOR ELECTION PROPOSAL..............................     15
     Information Concerning Nominees as Directors...........     15
     Meetings and Committees................................     18
     Directors' Compensation................................     18
     Section 16(a) Beneficial Ownership Reporting
      Compliance............................................     18
     Executive Compensation.................................     19
INDEPENDENT AUDITORS........................................     23
STOCKHOLDER PROPOSALS.......................................     23
OTHER MATTERS...............................................     24

     As used in this Proxy Statement, unless the context otherwise requires, (i) the "Company" refers to Hollinger International Inc. and its consolidated subsidiaries and affiliated companies; (ii) "Publishing" refers to Hollinger International Publishing Inc. and its consolidated subsidiaries and affiliated companies; (iii) "Chicago Sun-Times" refers to The Sun-Times Company and its consolidated subsidiaries; (iv) "Jerusalem Post" refers to the subsidiaries of the Company which publish The Jerusalem Post; (v) "The Telegraph" refers to Telegraph Group Limited (formerly The Telegraph plc) and its consolidated subsidiaries and affiliated companies; (vi) "DTH" refers to DT Holdings Limited;
(vii) "FDTH" refers to First DT Holdings Limited; (viii) "HTH" refers to Hollinger-Telegraph Holdings Inc.; (ix) "Hollinger Inc." refers to Hollinger Inc. and its consolidated subsidiaries; (x) "Southam" refers to Southam Inc. and its consolidated subsidiaries; (xi) "HCPH" refers to Hollinger Canadian Publishing Holdings Inc. and its consolidated subsidiaries; and (xii) "American Publishing" refers to American Publishing Company and its consolidated subsidiaries.

                                  THE COMPANY

     The Company is a leading publisher of English-language newspapers in the United States, the United Kingdom, Canada and Israel. Included among the 114 paid daily newspapers which the Company owns or has an interest in are the Chicago Sun-Times, The Daily Telegraph and The Ottawa Citizen. In addition, the Company owns or has an interest in 322 non-daily newspapers as well as magazines and other publications. The Company's strategy is to achieve growth through acquisitions and improvements in the cash flow and profitability of its newspapers, principally through cost reductions.

                               THE ANNUAL MEETING

GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company from holders of Common Stock, Series B Preferred Stock and Series C Preferred Stock of the Company for use at the Annual Meeting.

     At the Annual Meeting, stockholders of the Company will be asked to vote upon the following:

     1. DIRECTOR ELECTION PROPOSAL: To elect 16 directors to serve for a one-year term expiring at the 1999 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

     2. OTHER BUSINESS: To transact such further and other business as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE

     The Board of Directors of the Company has fixed the close of business on March 20, 1998 as the Record Date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of shares of Common Stock, Series B Preferred Stock and Series C Preferred Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, 71,557,799 shares of Class A Common Stock were outstanding and held by approximately 245 holders of record (and approximately 4,000 beneficial owners), 14,990,000 shares of Class B Common Stock were outstanding and held directly or indirectly by Hollinger Inc., 10,350,000 shares of Series B Preferred Stock were outstanding and held by one holder of record (and approximately 2,700 beneficial owners) and 829,409 shares of Series C Preferred Stock were outstanding and held directly or indirectly by Hollinger Inc. Each share of Class A Common Stock is entitled to one vote per share held of record on the Record Date, each share of Class B Common Stock is entitled to ten votes per share held of record on the Record Date, each one half share of Series B Preferred Stock is entitled to 4/5 of a vote per half share held of record on the Record Date (each one half share of Series B Preferred Stock underlies one of the Company's Preferred Redeemable Increased Dividend Equity Securities ("PRIDES") and is represented by a depositary share) and each share of Series C Preferred Stock is entitled to ten votes per share.

REQUIRED VOTES

     Approval of the Director Election Proposal requires the approval of a plurality of the votes cast on the proposal in person or by proxy by the holders of the Common Stock, Series B Preferred Stock and Series C Preferred Stock voting together as a single class. Abstentions from voting will have the effect of a vote against the Director Election Proposal and broker non-votes will have no effect on the outcome of the Director Election Proposal.

     As of the Record Date, Hollinger Inc. has a majority equity ownership interest in the Company, which consists of approximately 53.9% of the combined equity interest, and approximately 79.2% of the combined voting power, of the outstanding Common Stock, Series B Preferred Stock and Series C Preferred Stock. Hollinger Inc. has sufficient voting power to approve the Director Election Proposal regardless of the vote of any other stockholders. Hollinger Inc. has indicated that it will vote in favor of the Director Election Proposal.

PROXIES

     Stockholders of record on the Record Date are entitled to cast their votes, in person or by properly executed proxy, at the Annual Meeting. The presence, in person or by properly executed proxy, of the holders of one-third of the votes attributable to the outstanding shares of Common Stock, Series B Preferred Stock and Series C Preferred Stock is necessary to constitute a quorum at the Annual Meeting.

     All shares represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the Director Election Proposal. The Board of Directors of the Company does not know of any matters, other than the matters described in the Notice of Annual Meeting attached to this Proxy Statement, that will come before the Annual Meeting.

     If a quorum is not present at the time the Annual Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn or postpone the Annual Meeting by a vote of the stockholders present. If the Company proposes to adjourn or postpone the Annual Meeting, the persons named in the enclosed proxy card will vote all shares for which they have voting authority in favor of such adjournment or postponement.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Annual Meeting; or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to: Hollinger International Inc., 401 North Wabash Avenue, Chicago, Illinois 60611, Attention: Secretary.

     Proxies are being solicited by and on behalf of the Board of Directors of the Company. All expenses of this solicitation, including the cost of mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of Common Stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

OWNERSHIP BY HOLLINGER INC.

     Hollinger Inc. directly and indirectly owns 53.9% of the combined equity interest, and 79.2% of the combined voting powers of the outstanding Class A Common Stock, Class B Common Stock, Series B Preferred Stock and Series C Preferred Stock of the Company (without giving effect to the future issuance of Class A Common Stock in connection with the PRIDES, the Series C Preferred Stock, or the Series D

Redeemable Convertible Preferred Stock, par value $.01 per share ("Series D Preferred Stock"), of the Company or the Special Shares of HCPH, as defined in Certain Relationships and Related Transactions section). As a result, Hollinger Inc. will continue to be able to control the outcome of any election of directors and to direct management policy, strategic direction and financial decisions of the Company and its subsidiaries. Hollinger Inc. owns all of the outstanding Series C Preferred Stock, which shall convert automatically on June 1, 2001 pursuant to the conversion formula set forth in its Certificate of Designations. The conversion rate is initially 9.8646 shares of Class A Common Stock for each share of Series C Preferred Stock subject to adjustment as set forth in its Certificate of Designations. Hollinger Inc. owns all of the outstanding Series D Preferred Stock, which is convertible at any time into shares of Class A Common Stock at the initial conversion price of the Canadian dollar equivalent of $14 per share. Based on the initial conversion price, 5,477,223 shares of Class A Common Stock would have been issuable as of March 12, 1998.

     Hollinger Inc. is effectively controlled by The Hon. Conrad M. Black, Chairman of the Board and Chief Executive Officer of Hollinger Inc. and the Company, through his direct and indirect ownership and control of Hollinger Inc.'s securities. Mr. Black has advised the Company that Hollinger Inc. does not presently intend to reduce its voting power in the Company's outstanding Common Stock to less than 50%. Furthermore, Mr. Black has advised the Company that he does not presently intend to reduce his voting control over Hollinger Inc. such that a third party would be able to exercise effective control over it.

                       MARKET PRICES AND DIVIDEND POLICY

     The Class A Common Stock is listed on the New York Stock Exchange (the "NYSE") under the trading symbol "HLR." At March 20, 1998, there were 71,557,799 shares of Class A Common Stock outstanding and held by approximately 245 holders of record and approximately 4,000 beneficial owners. The Class B Common Stock of the Company is not publicly traded and the 14,900,000 shares of Class B Common Stock outstanding are held directly and indirectly by Hollinger Inc.

     The following table sets forth for the periods indicated the high and low sales prices for the Class A Common Stock, as reported by the New York Stock Exchange Composite Transactions Tape, and the cash dividends declared per share on the Common Stock.

                                                            PRICE RANGE        CASH DIVIDENDS
                                                         ------------------       DECLARED
                    CALENDAR PERIOD                       HIGH        LOW        PER SHARE
                    ---------------                       ----        ---      --------------
1995
First Quarter*.........................................  $12.375    $ 9.250        $0.10
Second Quarter.........................................   13.875     10.625         0.10
Third Quarter..........................................   12.625      9.125         0.10
Fourth Quarter.........................................   13.000     10.000         0.10
1997
First Quarter..........................................  $ 12.00    $ 9.125        $0.10
Second Quarter.........................................    12.00       9.00         0.10
Third Quarter..........................................   13.438     11.125         0.10
Fourth Quarter.........................................   14.125     12.375         0.10
1998
First Quarter (through March 18, 1998).................  $16.938    $ 13.00        $0.10

---------
* The Class A Common Stock traded on the Nasdaq Stock Market from January 1, 1996 through January 15, 1996. The above price ranges reflect the Nasdaq prices during such period.

     Each share of Common Stock is entitled to receive dividends if, as and when declared by the Board of Directors of the Company. Since the first quarter of 1996 the Company has paid a quarterly dividend of $0.10 per share of Common Stock.

     As an international holding company, the Company's ability to declare and pay dividends in the future with respect to its Common Stock will be dependent, among other factors, upon its results of operations, financial condition and cash requirements, the ability of its United States and foreign subsidiaries (principally The Telegraph and Southam) to pay dividends and make other payments to the Company under applicable law and subject to restrictions contained in existing and future loan agreements, the prior payment of dividends to holders of PRIDES, Series C Preferred Stock and Series D Preferred Stock and other financing obligations to third parties relating to such United States or foreign subsidiaries of the Company, as well as foreign and United States tax liabilities with respect to dividends and other payments from those entities.

PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of March 20, 1998, certain information regarding those persons or entities known to hold more than 5% of the outstanding shares of Class A Common Stock, Class B Common Stock, Series B Preferred Stock and Series C Preferred Stock of the Company and ownership of Class A Common Stock, Class B Common Stock, Series B Preferred Stock and Series C Preferred Stock by the named executive officers of the Company, the directors of the Company, nominees for directors of the Company and all directors and executive officers of the Company as a group.

                                                        CLASS AND
                                                    NUMBER OF SHARES                PERCENT
           NAME AND ADDRESS                     BENEFICIALLY OWNED (1)(2)         OF CLASS (3)
           ----------------                     -------------------------         ------------
Bankers Trust..........................       6,062,161 Class A Common (4)            8.47%
New York Corporation and
Its wholly owned subsidiaries
One Bankers Trust Plaza
New York, NY 10006
FMR Corp. .............................       4,074,590 Class A Common (4)            5.59%
82 Devonshire Street
Boston, MA 02109
Hollinger Inc. and affiliates..........       64,337,487 Class A Common (5)          64.87%
10 Toronto Street                             14,990,000 Class B Common (5)          100.0%
Toronto, Ontario                             829,409 Series C Preferred (5)          100.0%
M5C 2B7 Canada
The Hon. Conrad M. Black, P.C.,
  O.C. ................................  64,452,087 Class A Common (1), (5), (6)     64.98%
                                           14,990,000 Class B Common (5), (6)        100.0%
                                             829,409 Series C Preferred (7)          100.0%
Dwayne O. Andreas......................         1,000 Class A Common (1)                  *
Peter Y. Atkinson......................         13,750 Class A Common (1)                 *
Barbara Amiel Black....................    64,452,087 Class A Common (1), (8)        64.98%
                                              14,990,000 Class B Common (8)          100.0%
                                             829,409 Series C Preferred (8)          100.0%
John A. Boultbee.......................         36,000 Class A Common (1)                 *
Richard R. Burt........................         1,000 Class A Common (1)                  *
Raymond G. Chambers....................         1,000 Class A Common (1)                  *
Daniel W. Colson.......................         11,250 Class A Common (1)                 *
Fredrick A. Creasey....................         1,250 Class A Common (1)                  *
J. David Dodd..........................         56,000 Class A Common (1)                 *
Dr. Henry A. Kissinger.................         1,000 Class A Common (1)                  *
Marie-Josee Kravis, O.C................         1,000 Class A Common (1)                  *
Shmuel Meitar..........................         1,000 Class A Common (1)                  *
Richard N. Perle.......................      11,700 Class A Common (1), (9)               *
F. David Radler........................     109,600 Class A Common (1), (10)              *
Robert S. Strauss......................      11,000 Class A Common (1), (11)              *
A. Alfred Taubman......................         1,000 Class A Common (1)                  *
James R. Thompson......................         1,500 Class A Common (1)                  *
Lord Weidenfeld........................         1,000 Class A Common (1)                  *
Leslie H. Wexner.......................         26,000 Class A Common (1)                 *

                                                        CLASS AND
                                                    NUMBER OF SHARES                PERCENT
           NAME AND ADDRESS                     BENEFICIALLY OWNED (1)(2)         OF CLASS (3)
           ----------------                     -------------------------         ------------
All Directors and Executive Officers as
  a group (20 persons).................      64,789,212 Class A Common (12)          65.32%

---------

  (1) Includes shares subject to presently exercisable options or options exercisable within 60 days of March 20, 1998 held by all executive officers and directors of the Company under the Company's 1994 Stock Option Plan (as defined) and 1997 Stock Incentive Plan (as defined) as follows: Mr. Black 100,000 shares; Mr. Andreas 1,000 shares; Mrs. Black 5,000 shares; Mr. Boultbee 36,000 shares; Mr. Burt 1,000 shares; Mr. Colson 11,250 shares; Mr. Creasey 1,250 shares; Mr. Dodd 55,000 shares; Mr. Healy 30,000 shares; Dr. Kissinger 1,000 shares; Mrs. Kravis 1,000 shares; Mr. Meitar 1,000 shares; Mr. Perle 1,000 shares; Mr. Radler 100,000 shares; Mr. Strader 37,375 shares; Mr. Strauss 1,000 shares; Mr. Taubman 1,000 shares; Mr. Thompson 1,000 shares; Lord Weidenfeld 1,000 shares; and Mr. Wexner 1,000 shares.

 (2) The directors and executive officers of the Company as a group (20 persons) were the beneficial owners of 64,789,212 shares of Class A Common Stock (which includes presently exercisable options to purchase 384,625 shares of Class A Common Stock, 14,990,000 shares of Class B Common Stock which are convertible into an equal number of shares of Class A Common Stock, 7,052,465 shares of Class A Common Stock into which 829,409 shares of Series C Preferred Stock are convertible as of March 20, 1998 and 5,477,223 shares of Class A Common Stock into which 739,500 shares of Series D Preferred Stock are convertible as of March 20, 1998) or approximately 65.32% of the outstanding Class A Common Stock, and were the beneficial owners of 14,990,000 shares of Class B Common Stock or 100% of the outstanding Class B Common Stock, as of March 20, 1998.

 (3) An asterisk (*) indicates less than one percent of a class of stock.

 (4) The information concerning the beneficial ownership of Bankers Trust New York Corporation and FMR Corp. has been obtained from the Schedules 13G filed with the Commission by such persons on February 17, 1998 and February 10, 1998, respectively. Included in the number of shares of Class A Common Stock reported by FMR Corp. are 1,122,617 shares of Class A Common Stock issuable upon the conversion of PRIDES and the underlying Series B Preferred Stock into Class A Common Stock. Such information has not been independently verified by the Company.

 (5) Includes 14,990,000 shares of Class B Common Stock which are convertible into an equal number of shares of Class A Common Stock, 7,052,465 shares of Class A Common Stock (based upon on an assumed March 20, 1998 conversion into which 829,409 shares of Series C Preferred Stock are convertible and 5,477,223 shares of Class A Common Stock (based upon an assumed March 20, 1998 conversion) into which 739,500 shares of Series D Preferred Stock are convertible at any time at the Canadian dollar equivalent of $14.00 per share. The Ravelston Corporation Limited ("Ravelston"), 10 Toronto Street, Toronto, Ontario, Canada M5C 2B7, effectively controls Hollinger Inc. through its direct or indirect control or direction (including through its subsidiary Argus Corporation Limited ("Argus") over 62.6% of the outstanding Equity Units of Hollinger Inc. (an Equity Unit consists of 1 Common Share and 30 Retractable Shares of Hollinger Inc.). Mr. Black indirectly controls Ravelston. Certain executive officers of the Company, including Messrs. Black, Radler, Atkinson, Boultbee and Creasey are employees of Ravelston. Mr. Black also beneficially owns 114,600 shares (which includes options to purchase 100,000 shares of Class A Common Stock of the Company, as described in notes (1) and (6) and also includes options to purchase 5,000 shares owned by his spouse, Barbara Amiel Black; Mr. Black disclaims beneficial ownership of his spouse's shares). As of March 20, 1998, there were 33,245,133 outstanding Equity Units of Hollinger Inc. Certain of the executive officers and directors of the Company, including Messrs. Black, Radler, Andreas, Boultbee, Colson, Creasey, Dodd, Taubman and Mrs. Black also own, directly or indirectly, equity securities of Hollinger Inc. or own or have the right to acquire equity securities of Hollinger Inc. through Hollinger Inc.'s Executive Share Option Plan. As of March 20, 1998, all executive officers and directors of the Company and other entities controlled by Mr. Black beneficially held an aggregate of 20,956,807 Equity Units of Hollinger

     Inc., or approximately 63.04% of the outstanding Equity Units. In addition, such persons indirectly held 7,965,700 Equity Unit purchase warrants held by Ravelston that may be immediately exercised to acquire an equivalent number of Equity Units of Hollinger Inc. Mr. Taubman indirectly owns 30,000 shares of Hollinger Inc. through the A. Alfred Taubman Restated Revocable Trust. Mr. Andreas is the Chairman of Archer-Daniels-Midland Co. which owns 3,410,640 Series I Preference Shares and 3,410,640 Series II Preference Shares of Hollinger Inc. Mr. Andreas disclaims beneficial ownership of such securities. Assuming the exercise of all Equity Unit purchase warrants held by such persons, all executive officers and directors of the Company would hold 69.8% of the then outstanding Equity Units of Hollinger Inc.

 (6) Includes 9,600 shares of Class A Common Stock which are held by Conrad Black Capital Corporation and as to which Mr. Black may be deemed to have indirect beneficial ownership. Also includes 14,990,000 shares of Class B Common Stock and 7,052,465 shares of Class A Common Stock into which 829,409 shares of Series C Preferred Stock are convertible, 5,477,223 shares of Class A Common Stock into which 739,500 shares of Series D Preferred Stock are convertible, all of which are held by Hollinger Inc. and as to which Mr. Black may be deemed to have indirect beneficial ownership.

 (7) Mr. Andreas is the Chairman of Archer-Daniels-Midland Co., which owns 730,000 shares of Class A Common Stock. Mr. Andreas disclaims beneficial ownership of such securities.

 (8) Mrs. Black may be deemed to have beneficial ownership of the shares of the Common Stock, Series C Preferred Stock and Series D Preferred Stock held by Hollinger Inc., Conrad Black Capital Corporation and Mr. Black. Mrs. Black disclaims beneficial ownership of such securities. See Notes (5) and (6) above.

 (9) Includes 5,000 shares of Class A Common Stock held by Mr. Perle's wife and 1,600 shares of Class A Common Stock held by the Perle Defined Pension Plan and as to which Mr. Perle may be deemed to have indirect beneficial ownership.

(10) Includes 9,000 shares of Class A Common Stock held by F. D. Radler Ltd., 200 shares of Class A Common Stock held by Mr. Radler's wife, 200 shares of Class A Common Stock held by one daughter, and 200 shares of Class A Common Stock held by another daughter, and as to which Mr. Radler may be deemed to have indirect beneficial ownership. Mr. Radler disclaims beneficial ownership of the Class A Common Stock held by his wife and daughters.

(11) Includes 10,000 shares of Class A Common Stock held by Robert and Helen Strauss Family Partnership.

(12) See notes (1) through (11).

     Prior to its initial public offering in May 1994, the Company had been a wholly owned subsidiary of Hollinger Inc. Hollinger Inc. presently has the exclusive right to vote shares constituting approximately 79.2% of the total voting power of the Common Stock, Series B Preferred Stock and Series C Preferred Stock (without giving effect to the future issuance of Class A Common Stock in connection with the PRIDES or the Series D Preferred Stock of the Company or the Special Shares of HCPH) and the ability to elect the entire Board of Directors. Four of the nominees (Messrs. Black, Colson, Radler and Mrs. Black) for election to the Board of Directors of the Company are officers or directors of Hollinger Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     RELATIONSHIP WITH HOLLINGER INC.

     AGREEMENTS RELATED TO THE 1995 REORGANIZATION. In connection with the October 1995 reorganization of the Company's and Hollinger Inc.'s international newspaper operations (the "1995 Reorganization"), Hollinger Inc. and the Company entered into several contractual arrangements. Under the Share Exchange Agreement, dated as of July 19, 1995, between Hollinger, Inc. and the Company (the "Share Exchange Agreement"), the Company agreed that so long as any of the HTH Shares, as defined below, are subject to the pledge under the Southam-Linked Debentures, the Company will use its reasonable commercial efforts not to take any action, without the consent of Hollinger Inc., which itself would constitute an event of default by Hollinger Inc. under the indenture relating to such debentures. The Company substituted a direct pledge of Southam common shares owned by the Company representing approximately 8% of Southam's outstanding common shares for the pledge of 50% of the HTH Shares. See "Reorganization of the Company's Southam Interests" below.

     In connection with the 1995 Reorganization, FDTH purchased from Hollinger Inc., pursuant to the HTH/FDTH Share Exchange Agreement (the "HTH/FDTH Share Exchange Agreement"), an indirect interest in Southam (the "Hollinger Southam Interest"), consisting of Hollinger Inc.'s one-half interest in HTH (a subsidiary then owned one-half by Hollinger Inc. and one-half by The Telegraph) (the "HTH Shares") and its direct 0.3% interest in Southam. The HTH Shares were pledged by Hollinger Inc. in connection with certain debentures (the "Southam-Linked Debentures"). As partial consideration in the 1995 Reorganization, Hollinger Inc. received 739,500 shares of the Company's Series A Preferred Stock. Hollinger Inc. agreed that its redemption rights under Series A Preferred Stock were subject to its delivery to FDTH of legal title to the HTH Shares or the underlying Southam common shares free of all liens, pledges, charges and encumbrances, subject to certain exceptions. Hollinger Inc. also agreed that in the event it does not comply with its obligation to deliver clear title to all of the HTH Shares to FDTH prior to April 1, 1999 or upon earlier demand, it will be obligated to pay to FDTH an amount equal to the greater of the initial purchase price for the Hollinger Southam Interest or the fair market value thereof calculated by reference to the then market value of the underlying Southam common shares. The HTH/FDTH Share Exchange Agreement was amended on March 18, 1997 in connection with an internal reorganization of the Company's Southam interests. See "Reorganization of the Company's Southam Interests" below. In connection with the Hollinger Inc. Transaction (described in "Reorganization of Canadian Newspaper Interests" below), Hollinger Inc. exchanged its shares of the Company's Series A Preferred Stock for an equal number of shares of the Company's Series D Preferred Stock. The Series D Preferred Stock has the same terms as the Series A Preferred Stock.

     REORGANIZATION OF THE COMPANY'S SOUTHAM INTERESTS. During 1997 the Company increased its interest in Southam from 50.7% to 58.6%. Its interest in Southam is held through HCPH, a New Brunswick holding company resulting from the amalgamation of Hollinger Eastern Publishing Inc. with another indirect subsidiary of the Company. Effective March 18, 1997, the Company completed an internal reorganization of its interests in Southam which previously had been held as follows: (i) 18.5% through HTH, a Canadian corporation which is jointly owned by two wholly subsidiaries of the Company, and 0.6% through such subsidiaries; (ii) 21.2% acquired from the Power Corporation of Canada held through HCPH; and (iii) 10.4% through a wholly owned subsidiary of FDTH as a result of the Southam share acquisition in December 1996. In May 1997 HCPH made an offer to shareholders of Southam to acquire all of the common shares of Southam not then controlled by the Company. HCPH purchased 6,552,425 common shares tendered, bringing the Company's ownership interest in Southam to 58.6%. The Company's majority interest in Southam is held by HCPH in which Publishing and Hollinger Inc. own, directly or indirectly, the following interests: (i) Publishing and its subsidiaries own 100% of the non-voting equity shares and non-voting preference shares and (ii) each of Publishing and Hollinger Inc. (through its wholly-owned subsidiary) own 50% of the voting preference shares which have only nominal equity value. In addition, the Company retains an indirect non-voting minority interest in common stock of an intermediate holding company owning HCPH.

     In connection with this internal reorganization, the Company substituted a direct pledge of Southam common shares owned by the Company representing approximately 8% of Southam's outstanding common shares for the current pledge of 50% of the HTH Shares under the Southam-Linked Debentures. HTH owns an 18.5% interest in Southam. Upon such substitution, the HTH Shares became free and clear of the pledges under the Southam-Linked Debentures. As a result, the Company's interest in Southam which is directly or indirectly subject to pledges under the Southam-Linked Debentures has been reduced from 18.5% to approximately 8%.

     REORGANIZATION OF CANADIAN NEWSPAPER INTERESTS. On January 7, 1997, the Boards of Directors of the Company and Hollinger Inc. announced that they had reached an agreement in principle for the transfer by Hollinger Inc. of certain of its owned Canadian publishing interests directly or indirectly to Hollinger Canadian Publishing (the "Hollinger Inc. Transaction"), including (i) certain newspaper assets located mainly in Ontario; (ii) certain newspaper assets located mainly in Saskatchewan; (iii) certain newspaper assets located mainly in British Columbia; and (iv) UniMedia, Inc., for an aggregate consideration of approximately $382.0 million (Cdn.$523.0 million), subject to working capital adjustments and currency exchange adjustments. The purchase price, all of which was payable to Hollinger Inc., was satisfied on April 18, 1997 in cash in the amount of $250.0 million, and by the issuance of a new series of mandatorily convertible preferred stock of the Company ("Series C Preferred Stock") similar to the PRIDES having a face value of approximately $90.0 million, and shares of Class A Common Stock of the Company having a nominal agreed value of approximately $42.0 million. In arriving at the agreed purchase price a Committee of the Board of Directors of the Company made up of Directors who were independent of Hollinger Inc. was advised by independent legal counsel and by RBC Dominion Securities Inc. which provided its opinion to the effect that the consideration to be paid to Hollinger Inc. in connection with the reorganization was fair to the minority stockholders of the Company from a financial point of view.

     DTH AND FDTH PREFERENCE SHARES. The Company's English subsidiaries, DTH and FDTH, had outstanding preference shares held by persons other than the Company and its affiliates with an aggregate redemption amount of $124.2 million (as of December 31, 1996) and which required the payment of quarterly dividends with a current effective dividend cost of 6.5% per annum (after giving effect to certain interest rate and currency exchange agreements). In addition, DTH owned all 165,000,000 non-cumulative redeemable preference shares of (pound)1 per share issued by FDTH and 23,801,420 non-cumulative redeemable preference shares of Cdn.$1 per share issued by FDTH which were transferred by Hollinger Inc. to DTH in July 1995. Those DTH and FDTH preference shares were redeemed in full in May and June 1997.

     In connection with the 1995 Reorganization, on December 29, 1995, DTH transferred all outstanding FDTH preference shares which it then held (with an aggregate redemption amount of Cdn.$140 million ($102.8 million)) to a wholly owned English subsidiary Argsub Limited ("Argsub") of Argus Corporation Limited ("Argus"), in exchange for newly issued preference shares (with an aggregate redemption amount of Cdn.$140 million ($102.8 million)) of such English subsidiary. On September 30, 1996, FDTH issued 600 Cumulative Redeemable Fourth Preference Shares, Series 1996 to Argsub, in exchange for newly issued preference shares of Argsub. The preference shares so issued to Argsub and the preference shares issued by Argsub to FDTH have an aggregate redemption amount of $300.0 million. After giving effect to such transaction, Argsub holds FDTH preference shares having an aggregate redemption amount of $402.2 million and, in turn, FDTH and DTH hold in the aggregate preference shares of Argsub having a redemption amount of $402.2 million. Each series of preference shares of Argsub has terms substantially identical to the series of FDTH preference shares in exchange for which it was issued or acquired by Argsub. Argus owns directly and indirectly approximately 31% of the common shares of Hollinger Inc. In June 1997 DTH purchased 100% of the common shares of Argsub from Argus Corporation Limited. As a result of this acquisition, the consolidated financial statements include the accounts of Argsub and therefore this results in the elimination of the investment in Argsub preference shares which was previously disclosed as a redeemable preferred stock.

     SECURITY FOR HOLLINGER INC. OPERATING FACILITY. All of the shares of the Company owned by Hollinger Inc. and its wholly-owned subsidiaries are pledged as security to a Canadian chartered bank (the "Bank") for Hollinger Inc.'s $80 million operating facility ("Operating Facility"). In addition, 401,426 Series D Shares owned by a wholly-owned subsidiary of Hollinger Inc., 504468 N.B. Inc. ("NBCo"), are pledged to the Company as security for a $58,859,223.65 obligation from Hollinger Inc. to the Company evidenced by an interest-bearing promissory note (the "Note") dated September 3, 1997. The Company, Hollinger Inc. and NBCo have executed a postponement of claim in favor of the Bank whereby Hollinger Inc. is to make payments under the Note only so long as (i) it is not in default under the terms governing the Operating Facility and (ii) such payments would not cause a default under such terms.

     On July 29, 1997, Hollinger Inc. made an issuer bid (the "Debenture Offer") for all of its outstanding 7% Southam-linked debentures ("Debentures"), with the consideration offered per $1,000 principal amount of Debentures being, at the option of a tendering holder of Debentures, (i) $1,342.86 or (ii) $771.43 and
57.143 non-voting special shares ("HCPH Special Shares") of HCPH, a company within the Hollinger Inc. group of companies. $73,416,000 principal amount of Debentures were tendered to the Debenture Offer, creating a payment obligation for Hollinger Inc. of $58,859,223.65 and 4,146,007 HCPH Special Shares. Hollinger Inc. borrowed the $58,859,223.65 from the Company by way of the Note, which is secured by the pledge of 401,426 Series D Shares held by NBCo referred to above. The 4,146,007 HCPH Special Shares were issued in consideration for non-voting special shares ("Newco Special Shares") of 3396754 Canada Limited ("Newco"), a wholly-owned subsidiary of Hollinger Inc. Pursuant to the terms of an exchange agreement (the "Exchange Agreement") between HCPH, Newco and the Company, the Newco Special Shares are exchangeable at any time after December 23, 1997, at the option of the holder, into Class A Subordinate Voting Shares to be delivered by Newco on the same basis as the 4,146,007 HCPH Special Shares are exchangeable for Class A Subordinate Voting Shares with the Company.

     All or any part of the exchange obligation for the Newco Special Shares can also be settled, at the option of Newco, by a cash payment of an amount equivalent to the Current Market Price (as defined in the Exchange Agreement) of the Class A Subordinate Voting Shares to be delivered upon any exchange of Newco Special Shares. Hollinger Inc. has unconditionally agreed to provide Newco with sufficient Class A Subordinate Voting Shares and/or cash for Newco to meet its obligations upon an exchange of Newco Special Shares. The number of Class A Subordinate Shares which Hollinger Inc. may be required to provide to Newco for optional exchange prior to the mandatory exchange date, June 26, 2000, is between 2,114,465 and 2,495,896. If exchanges do not occur prior to such date a mandatory exchange will occur on such date in respect of which Hollinger Inc. will be required to provide to Newco that number of Class A Subordinate Voting Shares (or the cash equivalent thereof) equal to US $36,816,542 divided by 95% of the Current Market Price at such date.

     Under the terms of its Operating Facility, Hollinger Inc. is required to ensure at all times that the Bank has a first pledge of Class A Subordinate Voting Shares having a Market Value (as defined) at least two times greater than the amount Hollinger Inc. has borrowed under the Operating Facility. The Company shares pledged to the Bank currently have a Market Value of over $1 billion, or over twelve times greater than the maximum amount available under the Operating Facility. Hollinger Inc. anticipates that it will have sufficient Class A Subordinate Voting Shares available to satisfy any and all exchange or payment obligations.

     OTHER ARRANGEMENTS. Additional or modified arrangements and transactions may be entered into in the future by the Company and Hollinger Inc. and their respective subsidiaries. Any such future arrangements and transactions will be determined through negotiation between the Company and Hollinger Inc. and it is possible that conflicts of interest will be involved. In general, the Audit Committee of the Board of Directors of the Company is responsible for recommending to the Board of Directors policies and procedures for dealing with conflicts of interest and reviews any such arrangements and transactions.

MANAGEMENT SERVICES AND BUSINESS OPPORTUNITIES

     Concurrently with the consummation of the Company's initial public offering, the Company and Hollinger Inc. entered into agreements for the purpose of defining their ongoing relationships, including a Services Agreement, to which Publishing later became a party, and a Business Opportunities Agreement. These agreements, which remain in effect, were developed in the context of a parent-subsidiary relationship and, therefore, were not the result of arms-length negotiations between independent parties. The agreements were subsequently amended, with the approval of the Audit Committee, in connection with the 1995 Reorganization and on February 7, 1996 in connection with the Company's equity and debt offerings (as so amended, the "Services Agreement" and the "Business Opportunities Agreement").

     MANAGEMENT SERVICES. Historically, Hollinger Inc. provided various management and administrative services to the Company and continued such relationship pursuant to the Services Agreement. Although the primary purpose of the agreement relates to the provision of services by Hollinger Inc. to the Company, the agreement also contemplates that the Company may provide services to Hollinger Inc. The services to be provided pursuant to the Services Agreement include, among other things, strategic advice and planning and financial services (including advice and assistance with respect to acquisitions); assistance in operational matters; participation in group insurance programs; and guarantees of indebtedness of the Company or other forms of credit enhancements. The party receiving the services has agreed to reimburse the party rendering the services for its allocable costs in providing those services, as determined by the provider thereof or, in the case of a guarantee, for an amount equal to the cost to the Company of obtaining a bank letter of credit in the amount of such guarantee. The party allocating its costs will consider the salaries or other compensation payable to directors, officers and employees actually providing services, out-of-pocket costs, the cost of obtaining substantially equivalent services from a third party and other factors as may be deemed appropriate. The Services Agreement will remain in effect for so long as Hollinger Inc. holds at least 50% of the voting power of the Company, subject to termination by either party under certain specified circumstances.

     The services agreement between The Telegraph and Hollinger Inc. (the "Hollinger-Telegraph Services Agreement") sets forth the basis on which Hollinger Inc. and The Telegraph may provide services to each other. So long as Mr. Black remains Chairman of the Board of The Telegraph, The Telegraph will bear 66.7% of the cost of Mr. Black's office at Hollinger Inc., or such other proportion as may be agreed from time to time by the Audit Committee of The Telegraph and senior management of Hollinger Inc. Other services are provided at cost and typically include the arrangement of insurance, assistance in the arrangement of financing required by The Telegraph and assistance and advice on acquisitions, disposals and joint venture arrangements. The amount of the charges in respect of these other services is submitted to the Audit Committee of The Telegraph for approval. Hollinger Inc. has assigned its rights and obligations under the Hollinger-Telegraph Services Agreement to the Company, which assignment was approved by the Audit Committee of The Telegraph.

     Pursuant to the Services Agreement, the Company has paid Hollinger Inc. and affiliates (including Messrs. Black, Radler, Atkinson, Boultbee, Colson, and Creasey and Mrs. Black who are officers and/or directors of both Hollinger Inc. and of the Company and who do not receive compensation in their capacities as executive officers of the Company directly from the Company) for an allocated portion of Hollinger Inc.'s costs relating to such services (including payments under the Hollinger-Telegraph Services Agreement) in the approximate aggregate amounts of $8,485,000 in 1996 and $26,506,000 in 1997.

     BUSINESS OPPORTUNITIES. The Business Opportunities Agreement provides that the Company is Hollinger Inc.'s principal vehicle for engaging in and effecting acquisitions in the newspaper business and in related media business in the United States, Israel, and, through The Telegraph, the United Kingdom, the rest of the European Community, Australia and New Zealand (the "Telegraph Territory"). Hollinger Inc. has reserved to itself the ability to pursue all media (including newspaper) acquisition opportunities outside the United States, Israel and the Telegraph Territory and all media acquisition opportunities unrelated to the newspaper business in the United States, Israel and the Telegraph Territory. As newspaper acquisition opportunities arise in the United States, Israel and the Telegraph Territory, the Company has the right to pursue such opportunities directly or through The Telegraph. If Hollinger Inc. acquires a newspaper business in the United States or Israel, Hollinger Inc. will be obligated to offer such business for sale to the Company on terms no less favorable to the Company than those obtained by Hollinger Inc. Hollinger Inc. is prohibited from acquiring newspapers or media businesses in the Telegraph Territory under a co-operation agreement with The Telegraph (the "Co-operation Agreement"). As newspaper or media acquisitions arise in Canada, Hollinger Inc. has the right to pursue such opportunities. Likewise, if the Company acquires a newspaper business in Canada (other than an increase in its indirect investment in Southam), the Company will be obligated to offer such business for sale to Hollinger Inc. on terms no less favorable to Hollinger Inc. than those obtained by the Company. Hollinger Inc. expects to continue to acquire newspapers in Canada, as the Company is not permitted to increase its presence in Canada except through an increase in its ownership interest in Southam, and to explore the acquisition of media businesses elsewhere in the world subject to the provisions of the Business Opportunities Agreement and the Co-operation Agreement with The Telegraph. A waiver under the Business Opportunities Agreement was obtained with respect to the Hollinger Inc. Transaction. Any decision by the Company with respect to a particular acquisition shall be subject to the review and approval of the Audit Committee. In addition, the Business Opportunities Agreement does not restrict newspaper companies in which Hollinger Inc. has a minority investment from acquiring newspaper or media businesses in the United States or Israel, nor does it restrict subsidiaries of Hollinger Inc. from acquiring up to 20% interests in publicly-held newspaper businesses in the United States. For the purposes of the Business Opportunities Agreement, "newspaper business" means the business of publishing and distributing newspapers, magazines and other paid or free publications having national, regional, local or targeted markets, including publications having limited or no news or editorial content such as shoppers or other total market coverage publications and similar publications. "Media business" means the business of broadcasting radio, television, cable and satellite programs (including national, regional or local radio, television, cable and satellite programs). The Business Opportunities Agreement will remain in effect so long as Hollinger Inc.

holds at least 50% of the voting power of the Company, subject to termination by either party under certain specified circumstances.

     The Company and Hollinger Inc. also have acknowledged that, pursuant to the Co-operation Agreement, Hollinger Inc. has undertaken to restrict its activities in respect of the newspaper business and the media business (defined to include radio, television, cable and satellite programs) in the Telegraph Territory. So long as Hollinger Inc. has beneficial ownership of 50% or more of the voting power of the Company's outstanding securities, the Company and Hollinger Inc. have agreed that neither shall, without the other's prior written consent, violate the provisions of the Co-operation Agreement. In addition, Hollinger Inc. has agreed not to amend or modify the Co-operation Agreement and will not waive any benefit or right hereunder without the prior written consent of the Company. Hollinger Inc. is prohibited from directly acquiring beneficial ownership of any voting securities of The Telegraph.

OTHER TRANSACTIONS

     In November 1997, the Company agreed to sell approximately 80 properties containing small market clusters of over 160 publications representing about 40% of the Company's U.S. community newspaper group for an aggregate cash consideration of approximately $310 million to a company formed by Leonard Green & Partners, L.P. which hired Kenneth L. Serota, the Company's former Vice President-Law & Finance and Secretary, and certain other members of senior management of the Company's American Publishing Company subsidiary. The transaction was unanimously approved by the independent Directors of American Publishing and by the Directors of the Company as a market value transaction. The transaction closed on January 27, 1998.

     In order to facilitate the rendering of management and advisory services by Messrs. Black and Radler, and to enhance the business interests of the Company with the financial community, the newspaper industry and otherwise, a subsidiary of the Company purchased apartments in New York and Chicago in 1994 for the use of Messrs. Black and Radler, respectively, on a rent-free basis while they are in the United States. The cost to the Company of building out and maintaining the apartments for Messrs. Black and Radler was $74,981 and $32,965, respectively, during 1997. The incremental cost to the Company of these apartments was approximately $20,000 in 1997. The Company has granted an option to Mr. Black to acquire at any time the Company's beneficial interest in the New York apartment at its then fair market value. The Company's subsidiary has agreed to sell the apartment upon exercise of the option by Mr. Black or by a third party in the event of Mr. Black's termination as both an officer and a director of the Corporation, his death or permanent disability or upon notice by Mr. Black.

     The Company leases its office in New York from 712 5th Avenue Associates, L.P., a limited partnership in which Mr. Taubman, a Director of the Company, may be deemed to have an indirect interest. The payments under such lease aggregated approximately $238,981 in 1997.

     From time to time the Company's subsidiaries engage Winston & Strawn for legal services. Mr. Thompson, a Director of the Company, is Chairman of Winston & Strawn. Payments to Winston & Strawn aggregated approximately $10,573 in 1997.

                         THE DIRECTOR ELECTION PROPOSAL

     Sixteen persons are being nominated for election as directors. The Board of Directors is elected annually and may consist of such number of directors as the Board of Directors may by resolution from time to time determine. Any newly created directorship or vacancy may be filled by a majority of the remaining members of the Board of Directors then in office. The occurrence of a vacancy which is not filled within 90 days of the vacancy will constitute a determination by the Board of Directors that the number of directors is to be reduced so as to eliminate such vacancy, unless the Board of Directors specifies otherwise. Unless authority to vote is withheld, shares of Common Stock, Series B Preferred Stock and Series C Preferred Stock represented by proxies properly executed will be voted in favor of the persons named below, all of whom are presently directors of the Company. The Company has no reason to believe that any of the nominees will be unable to serve as a director but, if that should occur for any reason prior to the meeting, it is intended that discretionary authority shall be exercised by the persons designated as proxies to vote the proxies for the election of any other nominee or nominees of management. Each director elected at the meeting will hold office until the 1999 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified.

     The stockholders of the Company are not entitled to vote cumulatively in the election of directors. The holders of Class A Common Stock, Class B Common Stock, Series B Preferred Stock and Series C Preferred Stock are entitled to vote in the election of directors and vote together as a single class. Hollinger Inc., which controls approximately 79.2% of the combined voting power of both classes of Common Stock, the Series B Preferred Stock, and the Series C Preferred Stock has indicated its intention to vote in favor of all the persons named below for election as directors.

INFORMATION CONCERNING NOMINEES AS DIRECTORS

     The following table and the notes thereto set forth the names and ages (as of March 1, 1998) of the 16 persons nominated for election as directors and all positions and offices with the Company held by them:

                NAME AND AGE                           POSITION(S) WITH THE COMPANY
                ------------                           ----------------------------
Dwayne O. Andreas, 79........................  Director
Barbara Amiel Black, 57......................  Vice President, Editorial and Director
The Hon. Conrad M. Black, P.C., O.C., 53.....  Chairman of the Board, Chief Executive
                                               Officer and Director
The Hon. Richard R. Burt, 51.................  Director
Raymond G. Chambers, 55......................  Director
Daniel W. Colson, 50.........................  Deputy Chairman and Chief Executive Officer
                                               of The Telegraph and Director
Dr. Henry A. Kissinger, 74...................  Director
Marie-Josee Kravis, O.C., 48.................  Director
Shmuel Meitar, 54............................  Director
The Hon. Richard N. Perle, 56................  Chief Executive Officer of Hollinger Digital
                                               Inc. and Director
F. David Radler, 55..........................  President, Chief Operating Officer and
                                               Director
The Hon. Robert S. Strauss, 79...............  Director
A. Alfred Taubman, 74........................  Director
The Hon. James R. Thompson, 61...............  Director
Lord Weidenfeld, 78..........................  Director
Leslie H. Wexner, 60.........................  Director

     The name, principal occupation, business experience and tenure as a director of the Company is set forth below for each nominee for election as a director. Unless otherwise indicated, all principal occupations have been held for more than five years.

     DWAYNE O. ANDREAS, Director. Mr. Andreas has served as a Director of the Company since February 1996. Mr. Andreas has served as the Chairman of Archer-Daniels-Midland Co., a publicly traded Fortune 500 company, since 1966 and as its Chief Executive Officer from 1966 to 1997. Mr. Andreas was Chairman of

President Reagan's Task Force on International Private Enterprise from 1983 to 1985. He served as a Director of Salomon, Inc., an investment banking firm in New York from 1982 to 1997. Mr. Andreas also serves as an Advisor on the Company's International Advisory Board.

     BARBARA AMIEL BLACK, Vice President, Editorial and Director. Mrs. Black has served as Vice President, Editorial of the Company since September 1995 and as a Director of the Company since February 1996. Mrs. Black is the wife of Mr. Black. Mrs. Black is currently a columnist for The Daily Telegraph. After an extensive career in both on and off air television production, Mrs. Black was the editor of The Toronto Sun from 1982 to 1984, a columnist of The Times and The Sunday Times of London from 1986 to 1994 and a columnist of McLean's magazine since 1976. Mrs. Black also serves as Vice President, Editorial and as a Director of Hollinger Inc. and as a Director of Jerusalem Post and of Southam.

     THE HON. CONRAD M. BLACK, P.C., O.C., Chairman of the Board of Directors, Chief Executive Officer and Director. Mr. Black has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since October 25, 1995, and has served as a Director of the Company since 1990. Mr. Black served as Deputy Chairman of the Board of Directors of the Company from 1991 to October 25, 1995. Mr. Black has served for the past five years as the Chairman of the Board and Chief Executive Officer of Hollinger Inc. He currently serves as the Chairman and as a Director of The Telegraph, as Chairman and as a Director of Southam and Jerusalem Post, as Chairman of the Board, Chief Executive Officer and is a Director of Argus, a public reporting company in Canada, and as a Director of EdperBrascan Limited and the Canadian Imperial Bank of Commerce, both of which are public reporting companies in Canada, as a director of Livent, Inc. and Sotheby's Holding Inc. Mr. Black served as a director of John Fairfax Holdings Inc. from 1992 to 1997 and as a Member of the Advisory Board of Gulfstream Aerospace Corporation.

     THE HON. RICHARD R. BURT, Director. Mr. Burt has served as a Director of the Company since September 1994. Mr. Burt has served as Chairman of International Equity Partners, an emerging markets investment banking and advisory services firm, since 1994. He was a partner with McKinsey & Company, Inc. from 1991 to 1994. Mr. Burt has served as Chief Negotiator in Strategic Arms Reduction Talks from 1989 to 1991 and as the United States Ambassador to the Federal Republic of Germany from 1985 to 1989. Mr. Burt currently serves as a Director of Video Lottery Technologies, Inc., Weirton Steel Corp. and Archer-Daniels-Midland Co., all of which are United States public reporting companies.

     RAYMOND G. CHAMBERS, Director. Mr. Chambers has served as a Director of the Company since February 1996. Mr. Chambers has served as Chairman of the Amelior Foundation for "at risk youth" since 1988. He is Founding Chairman of the Points of Light Foundation and the READY Foundation and is Co-Chairman of the New Jersey Performing Arts Center and the One to One Partnership and a director of King World Productions, Inc.

     DANIEL W. COLSON, Deputy Chairman and Chief Executive Officer of The Telegraph and Director. Mr. Colson has served as a Director of the Company since February 1995. Mr. Colson has served as Deputy Chairman of The Telegraph since 1995 and as Chief Executive Officer of The Telegraph since 1994, and was Vice Chairman of The Telegraph from 1992 to 1995. Mr. Colson currently serves as a Director of Hollinger Inc., Argus, Southam, The Molson Companies Limited, and as Vice Chairman of Hollinger Canadian Publishing Company, all of which are Canadian public reporting companies, and a Director of The Telegraph. Mr. Colson served as a Director of John Fairfax Holdings Limited from 1991 until 1997.

     DR. HENRY A. KISSINGER, Director. Dr. Kissinger has served as a Director of the Company since February 1996. Dr. Kissinger has served as Chairman of Kissinger Associates Inc., an international consulting firm, since 1982. Dr. Kissinger served as the 56th Secretary of State from 1973 to 1977. He also served as Assistant to the President for National Security Affairs from 1969 to 1975 and as a member of the President's Foreign Intelligence Advisory Board from 1984 to 1990. Dr. Kissinger currently serves as Advisor to the Board of Directors of American Express Company, Counselor to the Chase Manhattan Bank and as a member of its International Advisory Committee, as Chairman of the International Advisory Board of American International Group, Inc., and as a Director of Continental Grain Company, Revlon Inc., Gulfstream Aerospace Corporation, and Freeport-McMoRan Copper and Gold Inc., all of which are United States public reporting companies. Dr. Kissinger also serves as a Senior Advisor on the Company's International Advisory Board.

     MARIE-JOSEE KRAVIS, O.C., Director. Mrs. Kravis has served as a Director of the Company since February 1996. She has served as a Senior Fellow of the Hudson Institute Inc. since 1994. She has served as a Director of The Seagram Company Ltd. since 1988, a Canadian public reporting company, and as a Director of Hasbro Inc. since 1995 and Ford Motor Company since 1995, both of which are United States public reporting companies. Mrs. Kravis also served as an Executive Director of the Hudson Institute of Canada Inc. from 1979 to 1994 and as a Director of Hollinger Inc. from June 1994 until 1995.

     SHMUEL MEITAR, Director. Mr. Meitar has served as a Director of the Company since February 1996. Mr. Meitar also serves as Vice Chairman of Aurec Ltd., a leading provider of communications, media and information services since 1991. Prior to 1991, Mr. Meitar served as President of the Aurec Group, which includes Golden Channels, the largest cable television franchise in Israel, and Golden Pages, the Israeli Yellow Pages. Mr. Meitar has been a director of Jerusalem Post since 1992 and of Evergreen-Canada Israel Investments Ltd. since 1993.

     THE HON. RICHARD N. PERLE, Director. Mr. Perle has served as a Director of the Company since June 1994. Mr. Perle has served as Resident Fellow of the American Enterprise Institute for Public Policy Research since 1987. He was the Assistant Secretary for the United States Department of Defense, International Security Policy from 1981 to 1988. Mr. Perle is Chief Executive Officer and Chairman of the Board of Directors of Hollinger Digital Inc. and a Director of Jerusalem Post, both of which are subsidiaries of the Company. Mr. Perle also serves as an Advisor on the Company's International Advisory Board.

     F. DAVID RADLER, President, Chief Operating Officer and Director. Mr. Radler has served as President and Chief Operating Officer of the Company since October 25, 1995 and a Director of the Company since 1990. Mr. Radler was Chairman of the Board of Directors of the Company from 1990 to October 25, 1995. Mr. Radler has served for the past five years as President and Chief Operating Officer and a Director of Hollinger Inc. He currently serves as a Director of The Telegraph and Southam, and as a Director of Argus, Dominion Malting Limited and West Fraser Timber Co. Ltd., all of which are Canadian public reporting companies. Mr. Radler also serves as a Director of Jerusalem Post.

     THE HON. ROBERT S. STRAUSS, Director. Mr. Strauss has served as a Director of the Company since February 1996. Mr. Strauss was a founder of, and is currently a Partner of, Akin, Gump, Strauss, Hauer & Feld, a national law firm. Mr. Strauss served as United States Ambassador to the Soviet Union beginning in 1991, and following the dissolution of the Soviet Union, as United States Ambassador to the Russian Federation until 1992 when he resigned and rejoined his former law firm. He has also served from 1981 to the present as a Director of Archer-Daniels-Midland Co., a United States public reporting company, and from 1993 to the present as a director of Gulfstream Aerospace Corporation.

     A. ALFRED TAUBMAN, Director. Mr. Taubman has served as a Director of the Company since February 1996. Since 1983, Mr. Taubman has been the largest shareholder, Chairman and a Director of Sotheby's Holdings Inc., the international art auction house. Mr. Taubman also serves as Chairman of The Taubman Company and Taubman Centers, Inc., companies engaged in the regional retail shopping center business, and as a Director of Livent Inc., a company involved with theatrical productions, since 1994.

     THE HON. JAMES R. THOMPSON, Director. Mr. Thompson has served as a Director of the Company since June 1994. Mr. Thompson has served as the Chairman of Winston & Strawn, attorneys at law, since 1991. Mr. Thompson served as the Governor of the State of Illinois from 1977 to 1991. Mr. Thompson currently serves as a director of FMC Corp., Prime Retail, Inc., Jefferson Smurfit Group plc, Union Pacific Resources and American National Can, all of which are United States public reporting companies with the exception of Jefferson Smurfit Group, which is an Irish company. Mr. Thompson was Director of The Sun-Times Company prior to its acquisition by the Company.

     LORD WEIDENFELD, Director. Lord Weidenfeld has served as a Director of the Company since February 1996. Lord Weidenfeld has served as Chairman of Weidenfeld & Nicolson Ltd., a book publisher, since 1948. Lord Weidenfeld served as a Director of Hollinger Inc. from September 1993 until 1995. Lord Weidenfeld is a Director of Jerusalem Post.

     LESLIE H. WEXNER, Director. Mr. Wexner has served as a Director of the Company since February 1996. Mr. Wexner has served as Chairman and Chief Executive Officer of The Limited, Inc., a company whose activities include the retail of apparel and personal care items, since 1963. He also currently serves as a

Chairman of Intimate Brands Inc. and as Chairman of Abercrombie & Fitch. Mr. Wexner served as Chairman of the Board of Trustees of The Ohio State University until 1991.

MEETINGS AND COMMITTEES

     The Board of Directors of the Company met six times in 1997. With the exception of Messrs. Chambers, Wexner and Taubman, each incumbent director named above attended 75% or more of the aggregate of the total number of meetings of the Board of Directors of the Company and the total number of meetings of the committees of the Board of Directors on which such director served. The Company maintains an Executive Committee, an Audit Committee, a Compensation Committee and a Stock Option Committee. The Company does not have a nominating committee.

     The Executive Committee of the Board of Directors acted by unanimous written consent approximately twenty times in 1997. The Executive Committee consists of Mr. Black, Chairman, and Messrs. Perle and Radler. The Executive Committee, to the extent permitted by law, the Company's Amended and Restated By-Laws and resolutions of the Board of Directors, exercises all the power and authority of the Board of Directors.

     The Audit Committee of the Board of Directors met once in 1997. The 1998 Audit Committee consists of Mr. Thompson, Chairman, Mr. Burt and Mrs. Kravis. The Audit Committee's duties include reviewing internal financial information, monitoring cash flow, budget variances and credit arrangements, reviewing the audit program of the Company, reviewing with the Company's accountants the results of all audits upon their completion, annually selecting and recommending independent public accountants, overseeing the quarterly unaudited reporting process and taking such other action as may be necessary to assure the adequacy and integrity of all financial information distributed by the Company.

     In addition, pursuant to the Company's Services Agreement with Hollinger Inc., the Audit Committee is responsible for reviewing the cost of services charged by Hollinger Inc., and monitoring the Company's decisions with respect to related party acquisition opportunities and the exercise of the Company's rights under its Business Opportunities Agreement with Hollinger Inc. See "Certain Relationships and Related Transactions." The Audit Committee also has authority to recommend to the Board policies and procedures for dealing with conflicts of interest and to review the application of such policies and procedures.

     The Compensation Committee of the Board of Directors met once in 1997. The 1998 Compensation Committee consists of Mr. Thompson, Chairman, and Mr. Burt. The Compensation Committee recommends compensation levels of senior management (other than for those executive officers who receive compensation from Hollinger Inc. pursuant to the Company's Services Agreement with Hollinger Inc.), works with senior management on benefit and compensation programs for Company employees and monitors local and national compensation trends to ensure the Company's compensation program is competitive within the newspaper industry.

     The Stock Option Committee acted by unanimous written consent once in 1997. The Stock Option Committee, which consists of Mr. Thompson, Chairman, and Mr. Meitar, administers the Company's 1994 Stock Option Plan and the 1997 Stock Incentive Plan.

DIRECTORS' COMPENSATION

     During 1997 each director of the Company, including each director who is an executive officer of the Company, was entitled to receive an annual director's fee of $20,000 per annum, with the exception of Lord Weidenfeld, who received L30,000 pounds sterling (approximately $49,000 using the 1997 average conversion rate of 1.6334) less any attendance fees paid to him during the year, and a fee of $1,500 for each board or committee meeting attended. Directors are reimbursed for expenses incurred in attending the meetings. Members of the Executive Committee do not receive meeting fees.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the federal securities laws, the directors and executive officers of the Company and any persons holding more than 10% of any equity security of one Company are required to report their initial ownership of any equity security of the Company and any subsequent changes in that ownership to the Securities and Exchange Commission (the "Commission"). Specific due dates for these reports have been established by the Commission, and the Company is required to disclose in this Proxy Statement any failure to file such reports by those dates during 1997. To the Company's knowledge, based upon a review of the copies of the reports furnished to the Company and written representations that no other reports were required, all of these filing requirements were satisfied, except that one report on Form 4 for each of Messrs. Black, Colson and Radler and Mrs. Black, was filed late.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE

     The following table sets forth compensation information for the three fiscal years ended December 31, 1997 for the Chief Executive Officer and the four most highly compensated executive officers whose salary and bonus for the year ended December 31, 1997 exceeded $100,000.

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                          ------------
                                 ANNUAL COMPENSATION                       SECURITIES
        NAME AND                 --------------------    OTHER ANNUAL      UNDERLYING       ALL OTHER
   PRINCIPAL POSITION     YEAR    SALARY      BONUS     COMPENSATION(1)     OPTIONS      COMPENSATION(2)
   ------------------     ----    ------      -----     ---------------    ----------    ---------------
CONRAD M. BLACK.........  1997   $428,768(4)       --(4)         --          95,000(5)      $112,001(6)
  Chairman and            1996         --          --           --           65,000(7)        56,000(8)
  Chief Executive         1995         --          --           --           40,000(9)        32,333(10)
  Officer(3)
F. DAVID RADLER.........  1997         --(4)       --(4)         --          95,000(5)      $129,939(6)
  President and           1996         --          --           --           65,000(7)        65,650(8)
  Chief Operating         1995         --          --           --           40,000(9)        33,333(10)
  Officer(10)
J. A. BOULTBEE..........  1997         --(4)       --(4)         --          35,000(5)      $ 15,155(6)
  Vice President and      1996         --          --           --           37,000(7)            --(8)
  Chief Financial         1995         --          --           --           12,000(9)        23,833(10)
  Officer
DANIEL W. COLSON........  1997   $238,966(4)       --(4)         --          45,000(5)      $102,419(6)
  Chief Executive
     Officer              1996         --          --           --               --           32,000(8)
  of The Telegraph        1995         --          --           --               --               --(10)
J. DAVID DODD...........  1997   $274,600    $100,000       $5,000           30,000(5)      $ 27,000(6)
  Vice President of       1996    242,112      72,500        5,000           10,000(7)        27,000(8)
  Publishing and Vice     1995    266,415      22,500        5,000           30,000(9)        28,333(10)
  President and Chief
  Financial Officer of
  Southam

---------
 (1) Pursuant to the Company's deferred compensation plan, discretionary contributions are credited to the participants' retirement accounts as deferred compensation. See "Deferred Compensation Plan."

 (2) Certain executive officers of the Company, including Messrs. Black, Radler, Boultbee, and Colson are participants in the Hollinger Inc. Executive Share Option Plan. As of March 20, 1998, no options had vested. Mr. Black holds unvested options to acquire 250,000 Hollinger Inc. Equity Units; Mr. Radler holds unvested options to acquire 230,000 Hollinger Inc. Equity Units; Mr. Colson holds unvested options to acquire 160,000 Hollinger Inc. Equity Units; and Mr. Boultbee holds unvested options to acquire 95,000 Equity Units of Hollinger Inc.

 (3) Mr. Black was Deputy Chairman of the Board of Directors until October 25, 1995, at which time he became Chairman of the Board of Directors and Chief Executive Officer.

 (4) With the exception of salaries paid to Messrs. Black and Colson by The Telegraph (which salaries were paid in pounds sterling and have been converted into U.S. dollars at the 1997 average rate of 1.6334 for purposes of this disclosure), Messrs. Black, Radler, Boultbee, and Colson do not receive salaries or bonuses directly from the Company. Under service agreements with Hollinger Inc., the Company pays the allocable portion of Hollinger Inc.'s costs relating to, among other matters, management and administrative services provided to the Company by such executives. See "Certain Relationships and Related Transactions."

 (5) Options granted pursuant to the 1997 Stock Incentive Plan to purchase shares of Class A Common Stock. Options may be exercised upon the payment of $10.06 per share exercise price and vest over a four year period beginning May 1, 1998 in equal increments. See "1997 Stock Incentive Plan" below.

 (6) With respect to Messrs. Black, Radler and Colson, reflects quarterly and meeting attendance fees paid for services as a director of the Company during 1997. With respect to Messrs. Black, Radler, Boultbee and Colson, reflects quarterly and meeting attendance fees paid for services as a director of Southam during 1997 (which fees were paid in Canadian Dollars and have been converted to U.S. Dollars at the 1997 average rate of .7222 for purposes of this disclosure). With respect to Messrs. Black, Radler and Dodd reflects fees paid for services as a director of American Publishing and Jerusalem Post during 1997. With respect to Mr. Radler, reflects fees paid for services as a Senior Director of APAC-95, Inc., a subsidiary of the Company, during 1997. With respect to Messrs. Black, Colson and Radler, also reflects fees paid for services as a director of The Telegraph (which fees were paid in pounds sterling and have been converted into U.S. Dollars at the 1997 average rate of 1.6334 for purposes of this disclosure).

 (7) Options granted pursuant to the 1994 Stock Option Plan to purchase shares of Class A Common Stock. Options may be exercised upon the payment of a $9.71 per share exercise price and vest over a four year period beginning August 1, 1997 in equal increments. See "1994 Stock Option Plan" below.

 (8) Reflects quarterly and meeting attendance fees paid for services as a director of the Company during 1996. With respect to Messrs. Black, Radler and Dodd, also reflects fees paid for services as a director of American Publishing and Jerusalem Post during 1996, and for Mr. Radler, as a Senior Director of APAC-95 Inc., a subsidiary of the Company, during 1996.

 (9) Options granted pursuant to the 1994 Stock Option Plan to purchase shares of Class A Common Stock. Options may be exercised upon payment of a $12.40 per share exercise price and vest over a four year period beginning October 9, 1996 in equal increments. See "1994 Stock Option Plan" below.

(10) Reflects quarterly and meeting attendance fees paid for services as a director of the Company during 1995. With respect to Mr. Dodd, also reflects fees paid for services as a director of Jerusalem Post during 1995. With respect to Messrs. Black, Radler and Dodd, also reflects fees paid for services as a director of American Publishing during the fourth quarter of 1995.

(11) Mr. Radler was Chairman of the Board of Directors until October 25, 1995, at which time he became President and Chief Operating Officer of the Company.

     DEFERRED COMPENSATION PLAN

     The Company, through a subsidiary, provides a deferred compensation plan to certain executives of the Company under which discretionary contributions may be made by the Board of Directors of such subsidiary during the course of each year. Such contributions are discretionary in amount, time and form of payment and, when made, are credited to the retirement accounts established for each participant which vest 10% per year after five years of service. In 1997, Mr. Dodd received a deferred compensation contribution under the plan of $5,000. In addition, Mr. Colson received a pension contribution from The Telegraph in the amount of $71,451, which was originally paid in pounds sterling and which has been converted into U.S. dollars at the average rate of 1.6334 for purposes of this disclosure.

     1994 STOCK OPTION PLAN

     Prior to the Company's initial public offering in May 1994, Hollinger Inc., the parent company of the Company, adopted and approved a stock option plan for the Company, which was subsequently amended on September 9, 1996 (as amended, the "1994 Stock Option Plan"), under which stock option awards have been made to eligible employees and officers of the Company. The purpose of the 1994 Stock Option Plan was to promote the interests of the Company and its stockholders by establishing a direct link between the financial interests of eligible employees and officers and the performance of the Company and by enabling the Company to attract and retain highly competent employees and officers. On May 1, 1997 the Shareholders of the Company adopted a new stock option plan (see "1997 Stock Incentive Plan," described below) which replaced the 1994 Stock Option Plan. No new grants have or will be made under the 1994 Stock Option Plan after May 1, 1997. Awards under the 1994 Stock Option Plan made prior to May 1, 1997 are not affected by the adoption of the 1997 Stock Incentive Plan.

     1997 STOCK INCENTIVE PLAN

     On May 1, 1997, the Company adopted, and the Company's stockholders approved, a new compensation plan known as the Hollinger International Inc. 1997 Stock Incentive Plan (the "1997 Stock Incentive Plan"). The 1997 Stock Incentive Plan replaces the Company's 1994 Stock Option Plan. Awards previously made under the 1994 Stock Option Plan will not, however, be affected. The purpose of the 1997 Stock Incentive Plan is to assist in attracting and retaining highly competent employees and directors and to act as an incentive in motivating selected officers and other key employees and directors to achieve long-term corporate objectives. The 1997 Stock Incentive Plan provides for awards of up to 5,156,915 shares of Class A Common Stock. This total includes 189,640 shares that remained available under the 1994 Stock Option Plan, which shares were rolled into the 1997 Stock Incentive Plan, and 4,967,275 additional shares. The number of shares available for issuance under the 1997 Stock Incentive Plan shall be subject to anti-dilution adjustments upon the occurrence of significant corporate events. The shares offered under the 1997 Stock Incentive Plan are either authorized and unissued shares or issued shares which have been reacquired by the Company.

     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning the issuance of options to purchase Class A Common Stock in 1997 to the named executive officers pursuant to the 1997 Stock Option Plan.

                               INDIVIDUAL GRANTS

                                      NUMBER OF        % OF TOTAL
                                      SECURITIES      OPTIONS/SARS      EXERCISE                       GRANT
                                      UNDERLYING       GRANTED TO       OF BASE                         DATE
                                       OPTIONS        EMPLOYEES IN       PRICE        EXPIRATION      PRESENT
                NAME                  GRANTED(1)      FISCAL YEAR        ($/SH)          DATE         VALUE(2)
                ----                  ----------      ------------      --------      ----------      --------
Conrad M. Black.....................    95,000           11.7%           $10.06        05/01/07       $550,810
F. David Radler.....................    95,000           11.7%            10.06        05/01/07       $550,810
Barbara Amiel Black.................    20,000            2.5%            10.06        05/01/07       $115,960
Peter Y. Atkinson...................    35,000            4.3%            10.06        05/01/07       $202,930
J. A. Boultbee......................    35,000            4.3%            10.06        05/01/07       $202,930
Daniel W. Colson....................    45,000            5.6%            10.06        05/01/07       $260,910
J. David Dodd.......................    30,000            3.7%            10.06        05/01/07       $173,940
Paul B. Healy.......................    30,000            3.7%            10.06        05/01/07       $173,940
Jerry J. Strader....................    32,500            4.0%            10.06        05/01/07       $188,435

---------
(1) The options vest in 25% annual increments on each of the first, second, third and fourth anniversaries of their respective grant dates, beginning May 1, 1998.

(2) These values are determined using the Black-Scholes Option Pricing Model. The Black-Scholes Option Pricing Model is one of the methods permitted by the Commission for estimating the present value of options. The actual value of the stock options that an executive officer may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. The Black-Scholes Option Pricing Model is based on assumptions as to certain variables described in the following sentence, so there is no assurance that an individual will actually realize the option values presented in this table. The values listed above were based on the following assumptions: volatility (estimated) -- 25.7%; risk-free rate of return -- 5.5%; dividend yield -- 2.9%; time of exercise -- 10 years.

     EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with certain of its executive officers, including Mr. Dodd and all of the regional managers of its community newspaper group, providing generally for year-to-year employment. Subject to certain limited exceptions, the employment agreements generally prohibit the executives and regional managers from competing with the Company for a period of three years after termination of employment (i) in any community in which the Company at that time publishes, or has commenced negotiations to acquire, a newspaper or shopper, or (ii) within a 50-mile radius of any such community. The Company has also entered into an employment agreement with Mr. Healy which calls for, among other things, a lump sum severance payment.

     REPORT ON EXECUTIVE COMPENSATION

     The following Report on Executive Compensation has been furnished by the Compensation Committee of the Board of Directors. The Board of Directors has delegated to the Compensation Committee authority to review and approve the executive remuneration package for senior executives compensated directly by the Company. The Report reflects the Compensation Committee's policies toward executive compensation; however, the compensation of certain executive officers (including Messrs. Black, Radler, Boultbee, Colson, Atkinson and Creasey) is determined by Hollinger Inc., the parent corporation of the Company, and is paid pursuant to the Services Agreement with Hollinger Inc., except to the extent that the Company compensates such persons directly in the form of stock options and other stock-related programs.

     As of March 1, 1998, the Compensation Committee consisted of two directors, neither of whom are officers or employees of the Company, and neither participates in any executive compensation plan reviewed by the Compensation Committee.

     The Committee has previously noted that in the past base pay constituted the most significant portion of executive pay. The Compensation Committee has recognized that it is important to move to a system that provides a more balanced executive compensation package, placing greater emphasis on annual and long term incentives and a reduced role for annual base salary. Such an approach is consistent with many other public companies.

     Consequently, as was done in 1996 and 1997 executive pay packages, the Compensation Committee will attempt to follow the following strategy:

          (i) Motivate executives to achieve their strategic goals by tying their compensation to the performance of the Company, their individual operating units and their individual performance;

          (ii) Be competitive with other leading companies so as to attract and retain the best possible executive talent; and

          (iii) Align the interests of the executives with the long-term interest of the Company's stockholders through the award of stock options and other stock-related programs.

     The first step toward this executive compensation strategy was implemented in 1994 with the establishment of the 1994 Stock Option Plan. Since 1994, key members of management have been awarded stock options under the 1994 Stock Option Plan. In 1997, the Hollinger International Inc. 1997 Stock Incentive Plan was established to continue to make stock options and other stock-related programs available as incentives for key members of management, and will provide for automatic stock option grants to non-employee directors of the Company.

     Section 162(m) of the Code provides that public companies are denied a Federal income tax deduction for compensation in excess of $1 million to any covered employee except to the extent the compensation is performance based. The Compensation Committee believes that all compensation paid by the Company in 1997 complied with the Section 162(m) limitation. It is the present intention of the Compensation Committee to seek to ensure that all compensation payable to executives that is otherwise tax deductible will continue to be tax deductible. However, the Compensation Committee reserves the right to take whatever action with respect to the compensation of executive officers that it deems appropriate and in the best interests of the Company and its stockholders.

     The foregoing report has been furnished by James R. Thompson and Richard R. Burt.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are no compensation committee interlocks or insider participation in compensation decisions.

     STOCKHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares the percentage change in the Company's cumulative total stockholder return on its Class A Common Stock (assuming all dividends were reinvested at the market price on the date of payment) against the cumulative total stockholder return of the NYSE Market Index and the Media General Industry Group Index -- Newspapers for the period commencing with May 4, 1994 through December 31, 1997. The Class A Common Stock has been listed on the NYSE under the symbol "HLR."

                                                                         Media
                                                                        General
                                                                        Industry
               Measurement Period                    Hollinger        Group Index           NYSE
             (Fiscal Year Covered)                 International      -Newspapers       Market Index
5/4/94                                                      100.00            100.00            100.00
12/31/94                                                     81.84             93.88            101.09
12/31/95                                                     78.67            118.83            131.08
12/31/96                                                     89.21            147.69            157.90
12/31/97                                                    112.35            189.84            207.73

     The information in the graph was prepared by Media General Financial Services. The graph assumes an initial investment of $100 on May 4, 1994 and reinvestment of dividends during the period presented.

                              INDEPENDENT AUDITORS

     The Board of Directors has appointed KPMG Peat Marwick LLP as independent auditors of the Company for the year ending December 31, 1998. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Any proposal which a stockholder intends to present for consideration at the 1999 Annual Meeting of Stockholders must be received by the Secretary of the Company at the principal executive office of the Company no later than November 24, 1998.

                                 OTHER MATTERS

     The Board of Directors does not know of any other business which will come before the Annual Meeting for action by the stockholders other than the matters specified in the accompanying Notice of the Annual Meeting. If any other matters requiring a stockholder vote properly come before the meeting, the persons appointed in the enclosed proxy will vote in accordance with their discretion with respect to such matters.

                                            LOGO
                                            Mark S. Kipnis
                                            Vice President-Law and Secretary
Chicago, Illinois
March 24, 1998

                                   P R O X Y


                          HOLLINGER INTERNATIONAL INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                        OF HOLLINGER INTERNATIONAL INC.
             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 6, 1998


The undersigned holder of shares of Class A Common Stock, par value $.01 per share ("Class A Shares"), and/or Class B Common Stock, par value $.01 per share ("Class B Shares"), and/or Series B Convertible Preferred Stock, par value $.01 per share ("Series B Preferred Shares") and/or Series C
Convertible Preferred Stock par value $.01 ("Series C Preferred Shares") of Hollinger International Inc. ("Hollinger International"), hereby appoints
Mark S. Kipnis and Paul B. Healy, individually, with full power Of substitution in each of them, as proxy or proxies to represent the undersigned and vote all Class A Shares, and/or Class B Shares, and/or Series B Preferred Shares and/or Series C Preferred Shares of Hollinger International which the undersigned would be entitled to vote if personally present and voting at the Annual Meeting of Stockholders of Hollinger International to be held on May 6, 1998 at 11:00 a.m. local time, at the Metropolitan Club, One East 60th Street, New York, New York 10022, and at any adjournments or postponements thereof, upon all matters coming before such meeting. Said proxies are directed to vote as set forth below and, in their discretion, upon such other matters as may properly come before the meeting.

(1) Nominees to serve for a one-year term expiring at the 1999 Annual Meeting of Stockholders and until their successors are duly elected and qualified:

Dwayne O. Andreas; Barbara Amiel Black; Hon. Conrad M. Black; Hon. Richard R. Burt; Raymond G. Chambers; Daniel W. Colson; Hon. Henry A. Kissinger; Marie-Josee Kravis; Shmuel Meitar; Hon. Richard N. Perle; F. David Radler; Hon. Robert S. Strauss; A. Alfred Taubman; Hon. James R. Thompson; Lord Weidenfeld; and Leslie H. Wexner.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOLLINGER INTERNATIONAL WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

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

[X]  Please mark your
     votes as in this
     example.

     The Board of Directors recommends a vote FOR the Director Election Proposal

                 FOR WITHHELD ABSTAIN
1. Election of                         2. OTHER BUSINESS. The proxies shall be
   Directors     [ ]   [ ]      [ ]       authorized to vote on other business
   (see reverse)                          properly brought before the meeting
                                          and any adjournments or postponements
   For, except vote withheld from the     thereof in accordance with their
   following nominee(s)                   discretion.

   __________________________________     Mark this box if you will
                                          attend the Annual             [ ]
                                          Meeting

                                          Mark this box
                                          if you will not attend the    [ ]
                                          Annual Meeting.

                                       NOTE: Please sign EXACTLY as your name
                                             appears hereon. When signing as
                                             executor, trustee, etc., or as
                                             officer of a corporation, give full
                                             title as such. For joint accounts,
                                             please obtain both signatures.


                                       ______________________________________
PLEASE MARK, SIGN, DATE AND RETURN
THE PROXY CARD PROMPTLY USING THE
ENCLOSED POSTAGE PAID ENVELOPE.        ______________________________________
                                        SIGNATURE(S)                     DATE

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